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                              Catalyst International, Inc.
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CATALYST INTERNATIONAL, INC.
8989 NORTH DEERWOOD DRIVE
MILWAUKEE, WISCONSIN 53223

__________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 24, 2004

__________________

To our Shareholders:

     Catalyst International, Inc. will hold its Annual Meeting of Shareholders on Thursday, June 24, 2004 at 8:00 a.m. local time at its corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, for the following purposes:

(1)	To elect one Class III director to serve for a three-year term;
(2)	To ratify the appointment of Ernst & Young LLP as our independent auditors for 2004; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Shareholders of record at 5:00 p.m. local time on April 27, 2004 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.

     You are cordially invited to attend the Annual Meeting. Your vote is important. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the Annual Meeting to be held.

     We urge you to date, sign, and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person. If you attend the Annual Meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

By Order of the Board of Directors,

/s/ Mark T. Ehrmann

Mark T. Ehrmann, Secretary

May 17, 2004

CATALYST INTERNATIONAL, INC.
8989 North Deerwood Drive
Milwaukee, Wisconsin 53223
____________________

PROXY STATEMENT
____________________

     The enclosed proxy card is solicited by the Board of Directors of Catalyst International, Inc. for use at the Annual Meeting of Shareholders to be held on Thursday, June 24, 2004, at 8:00 a.m. local time, at our corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223.

     Only holders of record of the 7,872,087 shares of common stock outstanding at the close of business on April 27, 2004 are entitled to notice of and to vote at the Annual Meeting. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum.

     The nominee to the Board of Directors receiving the greatest number of affirmative votes will be elected as the Class III director. Because directors are elected by a plurality of votes, abstentions and broker non-votes will have no effect on the election of directors. The other proposals require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposals. If you abstain from any of these proposals, your shares will be included in the number of shares voting on the proposal, and consequently, your abstention will have the same practical effect as a vote against the proposal. Broker non-votes will be treated as shares not entitled to vote, and consequently, will have no effect on the outcome of the vote on these proposals. This proxy statement, notice of annual meeting of shareholders, and proxy card, together with the 2003 annual report to shareholders, are being mailed to shareholders commencing on or about May 17, 2004.

     The proxy holders will vote all shares of common stock represented by proxy cards that are properly signed and returned by shareholders. If you properly sign and return your proxy card, but do not specify your choices, the proxy holders, as recommended by the Board of Directors, will vote your shares. The proxy card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this proxy statement was printed that may properly be presented for consideration at the Annual Meeting. You must return a signed proxy card if you want the proxy holders to vote your shares of common stock.

     If the accompanying proxy card is properly signed and returned to Catalyst and not revoked, it will be voted in accordance with the instructions contained thereon. Each shareholder may revoke a previously granted proxy at any time before it is exercised by written notice of revocation or by submitting a duly executed proxy bearing a later date to the Secretary of Catalyst or by attending the Annual Meeting and revoking the proxy prior to the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

     Catalyst's directors are divided into three classes, designated as Class I, Class II, and Class III. The governance and nominating committee of the Board of Directors recommended the nomination of Mr. Carver to serve as Class III director for a term of three years, subject to approval of the shareholders at the 2004 Annual Meeting. The Board of Directors has accepted the recommended nomination of the governance and nominating committee.

     The nominee receiving the largest number of affirmative votes at the 2004 Annual Meeting will be elected as a Class III director. The nominee elected at the 2004 Annual Meeting will serve for a three year term expiring at the 2007 Annual Meeting or until a successor is duly elected and qualified.

Class III Director (term to expire in 2007)

Board Approved Nominee

     Roy J. Carver, 60, has served as a director of Catalyst since April 1994. Since 1982, Mr. Carver has served as Chairman of the Board of Carver Pump Company, a manufacturer of centrifugal pumps and related products. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa and Davenport, Iowa and is President of Carver Hardware, Inc., a chain of hardware stores. Mr. Carver serves on the board of directors of Bandag, Inc., a tire retreading company; Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions; and Iowa First Bancshares Corp.

Class I Directors (term to expire in 2005)

     William G. Nelson 70, has served as a director of Catalyst since May 2002. Mr. Nelson serves on the board of directors of Manugistics, Inc., a global provider of enterprise profit optimization solutions, and HealthGate Data Corp., a provider of healthcare information, as well as several private companies. From September 1986 until October 2000, Mr. Nelson served as a Director of Geac Computer Corporation, Limited, a provider of mission-critical software and systems solutions and from September 1996 until April 1999, he served as its Chief Executive Officer and President. From July 1996 until October 2000, Mr. Nelson served as the Chairman of the Board of Geac Computer Corporation, Limited.

     James B. Treleaven, 57, has served as President and Chief Executive Officer of Catalyst since July 2001. Mr. Treleaven was elected a director of Catalyst and its wholly owned United Kingdom subsidiary, Catalyst WMS International Limited, in July 2001. From January 2000 until June 2001, Mr. Treleaven was at Global Commerce Zone, an Internet infrastructure organization focused on enabling international e-commerce, where he served as President and Chief Executive Officer from January 2000 until January 2001. From January 1998 until January 2000, Mr. Treleaven was President of the Enterprise Solutions Division (formerly Dun & Bradstreet Software) at Geac Computer Corporation, a provider of mission-critical software and systems solutions, and from July 1996 until January 1998, he was Vice President of Marketing at Moore Corporation, one of the world's largest suppliers of business forms and services.

Class II Directors (term to expire in 2006)

     Douglas B. Coder, 68, has served as a director of Catalyst since July 1992 and as Chairman of the Board since January 1997. Mr. Coder has been a principal of The Coder Company, a real estate brokerage firm, and DBC Realty, a real estate holding company since 1969 and 1971, respectively. Mr. Coder serves on the board of directors of Pearl Mutual Funds, a mutual fund company, and Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.

     Terrence L. Mealy, 73, has served as a director of Catalyst since July 1992. Mr. Mealy has been an attorney in private practice since 1957 and is a member of the State Bar of Iowa. Mr. Mealy serves on the board of directors of Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.

Board of Directors Recommendation

     The Board of Directors recommends you vote FOR the election of Mr. Carver to serve as a Class III director and your proxy will be so voted unless you specify otherwise.

Code of Ethics

     Catalyst had adopted a Code of Ethics that applies to Catalyst's chief executive officer, chief financial officer, chief accounting officer, controller and other senior financial officers as may be determined by the audit committee. The Code of Ethics will be provided to anyone upon request and free of charge. Requests should be sent to: Catalyst International, Inc., Attention: Corporate Secretary, 8989 North Deerwood Avenue, Milwaukee, WI 53223.

Meetings and Committees of the Board of Directors

     The Board of Directors has standing audit, compensation, and governance and nominating committees. The Board of Directors held ten meetings in 2003. Each incumbent director attended at least 75% of the full board meetings and meetings of committees on which such director served in 2003. Directors are encouraged to attend the annual meeting of shareholders, but we have not adopted a formal policy requiring attendance at the annual meeting. All of our incumbent directors attended the 2003 annual meeting of shareholders.

     The Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis. The Board of Directors believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, Attention: Chairman of the Board.

     Audit Committee. The audit committee consists of Messrs. Carver (Chairman), Mealy and Nelson. The Board of Directors has determined that each of these committee members is able to read and understand fundamental financial statements. The Board of Directors has determined that Mr. Nelson is the audit committee financial expert serving on its audit committee. The Board of Directors has also determined that each of these committee members is "independent" as that term is defined in Rule 4200 of the listing standards of the NASD. However, Messrs. Carver, Mealy and Nelson are not independent under NASD's audit committee independence standards as a result of the purchase of notes and warrants described under "Certain Relationships and Related Transactions." In addition, Mr. Mealy received a fee of $20,000 in connection with his services in securing a collateral fee and security agreement described in that section. The Board of Directors believes these arrangements enhance the oversight that the audit committee members will provide due to their financial interest in the success of Catalyst.

     The specific functions and responsibilities of the audit committee are set forth in the written charter adopted by the Board of Directors, a copy of which is attached as Annex A. The Board of Directors intends to amend and restate its charter at a future board meeting. The audit committee pre-approves all audit or non-audit services to be performed by the independent auditors. A report of the audit committee appears under the caption, "Audit Committee Report," below. The audit committee held three meetings during fiscal 2003.

     Compensation Committee. The compensation committee consists of Messrs. Mealy (Chairman), Carver, and Nelson. The compensation committee establishes compensation levels for the executive officers, including a bonus plan for senior management, and administers Catalyst's stock option plans. A report of the compensation committees appears under the caption, " Compensation Committee Report on Executives Compensation" below. The compensation committee held one meeting during 2003.

     Governance and Nominating Committee. The governance and nominating committee consists of Messrs. Coder (Chairman), Carver and Mealy. The governance and nominating committee nominates persons for election as directors. All of the members of the committee are "independent," as defined under the listing standards of the NASD. The committee does not have a written charter but the Board of Directors intends to adopt a written charter at a future board meeting. The committee held one meeting in 2003.

     The governance and nominating committee will consider candidates for director that are nominated by shareholders in accordance with the procedures set forth in our by-laws. Under our by-laws, nominations, other than those made by the Board of Directors or the governance and nominating committee, must be made pursuant to timely notice in proper form to the secretary of Catalyst. To be timely, a shareholder's request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the company at our principal office not later than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

     The governance and nominating committee will consider proposed nominees whose names are submitted to it by shareholders. However, it does not have a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals. The committee intends to review periodically whether a formal policy should be adopted.

     The governance and nominating committee has generally identified nominees based upon suggestions by non-management directors, management members and/or shareholders. The committee considers factors important for potential members of the Board, including the individual's integrity, general business background and experience, experience with our industry, and the ability to serve on the Board. The committee does not evaluate proposed nominees differently based on who made the proposal.

Non-Employee Director Compensation

     The 1997 Director Stock Option Plan allows non-employee directors to receive stock options in lieu of cash compensation for attendance at Board of Directors' and committee meetings. Non-employee directors are entitled to receive a fee of $1,500 (or stock options with an aggregate exercise price equal to the fee) for each Board of Directors meeting they attend and $500 (or stock options with an aggregate exercise price equal to the fee) for each committee meeting they attend and are entitled to be reimbursed for their expenses incurred in connection with their responsibilities as directors. In addition, non-employee directors are entitled to an option to purchase 5,000 shares of common stock annually. The exercise price of each grant is equal to the market price of the common stock on the date of grant.

     Mr. Coder received $97,125 in compensation during 2003 and certain medical benefits in consideration for performing his duties as Chairman of the Board. Catalyst and Mr. Coder are parties to a letter agreement dated October 23, 1998, as subsequently amended, under which we agree to pay certain health benefits to Mr. Coder and his immediate family through a period which expires no later than December 31, 2011. The agreement provides that its terms shall survive any discontinuation of services as Chairman of the Board, either voluntary or involuntary, unless otherwise agreed by the parties. Further, the agreement is an obligation of Catalyst and, as such, will not be terminated as a result of any change in control or sale of assets of Catalyst. In addition, Catalyst and Mr. Coder are parties to a letter agreement dated December 3, 1999, as subsequently amended, wherein Mr. Coder agrees to serve as Chairman of the Board until the 2004 Annual Meeting and receive an annual compensation of $100,000. The parties also agree that Mr. Coder will receive an annual compensation of $100,000 for a period of two years thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in Catalyst. Copies of these reports must also be furnished to Catalyst. Based solely on a review of these copies submitted to Catalyst during 2003, we believe that all executive officers and directors timely filed the required reports.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates, as of March 31, 2004 (unless otherwise noted), beneficial ownership of common stock by (i) each current director and nominee, (ii) the named executive officers, (iii) persons known by Catalyst to be beneficial owners of more than 5% of its outstanding common stock, and (iv) all current directors and executive officers of Catalyst as a group. Unless otherwise indicated, the person listed has sole voting and investment power.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class

State of Wisconsin Investment Board Post Office Box 7842 Madison, WI 53707	1,490,600 (2)	19.0%

SAP America, Inc. 3999 West Chester Pike Newtown Square, PA 19073	759,485 (3)	9.7%

Roy J. Carver	391,541 (4)	4.9%

Douglas B. Coder 8711 East Pinnacle Peak Road, #127 Scottsdale, AZ 85255	848,592 (5)	10.7%

John K. Gorman	75,000	*

David H. Jacobson	75,000	*

David A. March	75,000	*

Terrence L. Mealy 301 East Second Street Muscatine, IA 52761	1,154,675 (6)	14.3%

William G. Nelson	77,817 (7)	*

James B. Treleaven	162,500	2.0%

All directors and executive officers as a group (8 persons)	2,859,935	32.8%

* Less than 1% of the outstanding common stock.

(1)

Includes shares which could be acquired pursuant to the exercise of stock options within 60 days of March 31, 2004 as follows: Mr. Carver (131,609 shares), Mr. Coder (65,446 shares), Mr. Gorman (75,000 shares), Mr. Jacobson (75,000 shares), Mr. March (75,000 shares), Mr. Mealy (219,586 shares), Mr. Nelson (67,817 shares), Mr. Treleaven (150,000 shares) and all directors and executive offers as a group (859,458 shares).

(2)	This information is based on Amendment No. 9 to Schedule 13G filed on February 11, 2004.
(3)

This information is based on a Schedule 13D filed on September 10, 1999. The 759,485 shares are directly owned by SAP America, Inc.; however, SAP America, Inc. shares voting power with its parent, SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, D-69190 Walldorf, Germany.

(4)	Includes 88,028 vested warrants.
(5)

Includes 37,271 shares held by Mr. Coder's spouse, 286,240 shares held by S&S Partnership, and 104,498 shares held in trust for the benefit of his children. Mr. Coder disclaims beneficial ownership of all such shares. Includes 428,009 shares with respect to which Mr. Coder exercises shared voting and investment power. Includes 22,007 vested warrants.

(6)

Includes 6,000 shares held by Mr. Mealy's spouse. Mr. Mealy disclaims beneficial ownership of all such shares. Includes 6,000 shares with respect to which Mr. Mealy exercises shared voting and investment power. Includes 176,056 vested warrants.

(7)	Includes 52,817 vested warrants.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation paid to the chief executive officer and other executive officers of Catalyst for services rendered for the years ended December 31, 2003, 2002 and 2001. We refer to these officers as the "named executive officers." Other than the persons listed below, there were no executive officers of Catalyst whose total annual salary and bonus for 2003 exceeded $100,000.

Summary Compensation Table
		Annual Compensation			Long Term Comp. Awards
Name and Principal Position	Year	Salary (1)	Bonus (1)	Other	Securities Underlying Options (2)	All Other Compensa- tion (3)

James B. Treleaven (4)	2003	$310,000	$44,798	---	120,000	---
President and Chief	2002	$310,000	$95,480	---	---	---
Executive Officer	2001	$137,500	$50,000	---	300,000	$1,031

John K. Gorman (5)	2003	$185,000	$26,734	---	60,000	---
Executive Vice President-	2002	$185,000	$56,980	---	---	---
Operations	2001	$60,000	$35,000	---	150,000	---

David H. Jacobson (6)	2003	$185,000	$26,734	---	60,000	---
Executive Vice President Finance	2002	$185,000	$56,980	---	---	---
and Chief Financial Officer	2001	$46,250	$35,000	---	150,000	---

David A. March (7)	2003	$185,000	$26,734	---	60,000	---
Executive Vice President	2002	$121,317	$37,990	---	150,000	---
Sales and Marketing	2001	---	---	---	---	---

(1)

Bonuses for 2003 have been deferred and will be paid up on the occurrence of certain events. Effective December 15, 2002, a 10% salary deferral program was implemented. Amounts shown include deferred salary and bonus. In December 2003, the compensation committee agreed to pay the deferred bonuses in 2004, subject to achieving certain conditions which are discussed below.

(2)	None of the named executive officers held restricted stock at the end of 2003.
(3)	The amount represents an employer matching contribution under the Catalyst's 401(k) plan.
(4)	Mr. Treleaven's employment commenced July 2, 2001.
(5)	Mr. Gorman's employment commenced September 1, 2001.
(6)	Mr. Jacobson's employment commenced October 1, 2001.
(7)	Mr. March's employment commenced May 6, 2002.
					Potential Realizable Value at Assumed Annual Rates of Stock Price Apprecia- tion for Option Term
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal 2003	Exercise Price ($/Share)	Expiration Date	5% ($)	10% ($)

James B. Treleaven	120,000	17.77	1.40	12/4/13	105,364	267,749
John K. Gorman	60,000	8.88	1.40	12/4/13	52,827	133,874
David H. Jacobson	60,000	8.88	1.40	12/4/13	52,827	133,874
David A. March	60,000	8.88	1.40	12/4/13	52,827	133,874

* Options held by the named executive officer generally vest as follows: 50% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant, and 25% on the fourth anniversary of the date of grant. All options held by the named executive officers vest upon a change in control.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

     The following table provides information regarding the value of stock options held at December 31, 2003 by the named executive officers.

Aggregated Option Exercises and Fiscal Year-End Option Value
			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the Money Options at Fiscal Year-End*
Name	Number of Shares Acquired on Exercise	Value Realized	Exercisable	Unexercis-able	Exercisable	Unexercis-able
James B. Treleaven	---	---	150,000	270,000	$---	$18,000
John K. Gorman	---	---	75,000	135,000	---	9,000
David H. Jacobson	---	---	75,000	135,000	---	9,000
David A. March	---	---	---	210,000	---	9,000

*Options were priced using the closing stock price, $1.55, at December31, 2003.

Employment Contracts and Change in Control Arrangements

     Catalyst and Mr. Treleaven are parties to an employment agreement dated June 28, 2001, which sets forth the terms under which Mr. Treleaven would serve as President and Chief Executive Officer for a term of one year. The agreement automatically renews for additional one-year terms unless otherwise terminated. Under the employment agreement, Mr. Treleaven receives a base salary as provided in such agreement and is entitled to participate in benefit plans generally provided by Catalyst to its executive officers, including annual bonus plans, vacation plans, and welfare plans. The employment agreement prohibits Mr. Treleaven from competing with Catalyst during his employment and for a period of twelve months thereafter and further prohibits Mr. Treleaven from disclosing Catalyst's confidential information during his employment and for a period of eighteen months thereafter.

     Catalyst and Mr. Treleaven are also parties to a letter agreement dated July 2, 2001 under which we agree to accelerate the vesting schedule of Mr. Treleaven's stock options upon a triggering change in control. A triggering change in control is defined as any change in control (as defined below) where Mr. Treleaven is not offered the opportunity to serve after such event as chief executive officer of the entity which results from such an event under a compensation package which is not materially less than his compensation package with Catalyst immediately prior to such event.

     Catalyst and each of the other named executive officers are parties to a letter agreement under which we agree to accelerate the vesting schedule of all of the stock options held by such executive upon a change in control (as defined below).

     A change in control is generally defined under the letter agreements as occurring if (i) a person acquires 50% or more of Catalyst's common stock, other than from Catalyst, (ii) a reorganization, merger, consolidation, or sale of substantially all of Catalyst's assets takes place after which Catalyst's existing shareholders do not continue to own at least 50% of the common stock of the survivor and Catalyst's Board of Directors does not constitute a majority of the survivor's board, or (iii) the shareholders of Catalyst approve a plan of complete liquidation or dissolution.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2003 regarding shares outstanding and available for issuance under Catalyst's existing equity compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighed average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in front column)
Equity compensation plans approved by security holders	2,213,157	3.14	1,665,314
Equity compensation plans not approved by security holders	-	-	-
	_______________________	_______________________	_______________________
Total	2,213,157	3.14	1,665,314

Compensation Committee Report on Executive Compensation

     The compensation committee of the Board of Directors is responsible for establishing compensation levels for executive officers, including the annual bonus plan for executives, and for administering Catalyst's stock option plans. During 2003, the compensation committee was comprised of four non-employee directors. The compensation committee's overall objective is to establish a compensation policy that will (i) attract and retain talented executives who contribute to achieving our business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of our shareholders.

     Executives are compensated with a combination of salary and incentives designed to focus their efforts on maximizing Catalyst's near-term and long-term financial performance. In addition, the compensation program rewards individual performance that further our goals. The executive compensation program includes base salary, incentive bonuses, periodic grants of stock options, and other benefits. Each executive's compensation package is designed to provide an appropriately weighted mix of these elements, which together provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity. The compensation committee reviewed the Culpeppers Compensation Survey and certain other surveys of prevailing compensation practices among high-technology companies with whom we compete for executive talent.

     The compensation committee periodically, but no less frequently than annually reviews each executive's base salary, incentive bonus potential, level of stock option grants and other benefits to determine whether those items should be adjusted to reflect the Company's performance. For example, in 2002 the committee recommended, and each executive officer agreed to defer bonuses and 10% of base salary. This program was implemented in order to help the company's cash flow. In 2004, the deferrals were eliminated and the deferred amounts were repaid as the company achieved two consecutive quarters of positive earnings before interest, taxes, depreciation and amortization.

     Base Salary: Base salaries for executives are fixed at levels commensurate with the competitive amounts paid to senior executives at companies deemed comparable based on the similarity in revenue level, industry segment, and competitive employment market to Catalyst. In addition, the compensation committee generally takes into account past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

     The measures of individual performance considered in setting fiscal year 2003 salaries included, to the extent applicable to an individual executive, a number of quantitative and qualitative factors such as the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience, level of responsibility, and other contributions made to Catalyst's success. The compensation committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets, however, payment of the deferred portion of base salary will be made upon achievement of certain financial conditions discussed below.

     Incentive Bonuses: The compensation committee recommends the payment of cash bonuses to provide an incentive to the executives to be productive over the course of each fiscal year. These bonuses are awarded only if certain corporate performance objectives are achieved or exceeded. The amount of the incentive bonus to each executive is based on Catalyst's performance.

     Stock Options: Stock options are designed to align the interests of executives with those of its shareholders by encouraging executives to enhance Catalyst's value, the price of the common stock, and hence, the shareholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with Catalyst. The compensation committee grants new options to executives, including the chief executive officer, on a periodic basis to provide continuing incentives to the executives to meet future performance goals and to remain with Catalyst. During the fiscal year ended December 2003, options to purchase an aggregate of 300,000 shares of common stock were granted to four executives.

     The compensation committee's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in annual installments over periods of up to five years and expire ten years from the date of grant.

     Benefits: Catalyst's benefit program is designed to attract and retain key executives. During fiscal 2003, we provided medical and other benefits to executives that were generally available to other employees.

     CEO Compensation: The compensation committee annually reviews the performance and compensation of the chief executive officer based on the assessment of his past performance and its expectation of his future contributions to Catalyst's performance. Mr. Treleaven was hired as Catalyst's chief executive officer on July 2, 2001 and his base salary was set at $275,000. For 2003, Mr. Treleaven's base salary was $310,000.

     The compensation committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The compensation committee believes that compensation levels during 2003 adequately reflect Catalyst's compensation goals and policies.

     Compliance with Internal Revenue Code: Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of $1 million paid by a corporation to the named executive officers. Catalyst has not established a policy with regard to Section 162(m) of the Internal Revenue Code since we have not and do not currently anticipate paying cash compensation in excess of $1 million per annum to any employee. None of the compensation paid in 2003 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.
Respectfully submitted,

Terrence L. Mealy, Chairman Roy J. Carver William Nelson

Certain Relationships and Related Transactions

     Agreements and Transactions with SAP AG and SAP America. On August 31, 1999, Catalyst entered into three agreements with SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung (SAP AG) and/or SAP America, Inc., two of which remain in effect:

     Subscription Agreement: Catalyst entered into a subscription agreement with SAP AG and SAP America wherein Catalyst sold 759,485 shares of its common stock to SAP America, which resulted in a 9.7% ownership interest in the outstanding common stock of Catalyst at that time. The subscription agreement contains restrictions on the ability of SAP America to transfer its shares in Catalyst and also provides Catalyst with a right of first refusal in connection with transfers of shares by SAP America. The restrictions on transferability expired on August 31, 2003. A right of first refusal generally applies during the fourth year of the subscription agreement. In addition, for two years after the end of such transfer restrictions, SAP America may transfer shares but must give Catalyst the right of first negotiation unless the transfer is made in specified change in control transactions, or involves no more than 10% of SAP America's interest in Catalyst. The subscription agreement also prevents SAP America, SAP AG, and certain subsidiaries thereof of owning more than 9.7% of the total number of shares of common stock in Catalyst, provided that these restrictions do not apply in the event of specified material transactions involving Catalyst are pending. The subscription agreement also contains provisions which give SAP America and SAP AG and their subsidiaries specified preemptive rights in connection with the issuance of stock in significant transactions and also grants SAP America and SAP AG and their subsidiaries the right to demand registration of their shares of Catalyst's common stock and unlimited piggyback registration rights. The subscription agreement further provides that in certain transactions involving major competitors of Catalyst, SAP America, and SAP AG and their subsidiaries will waive appraisal rights and the preemptive rights of SAP America. In addition, Catalyst allowed SAP America to designate one member to Catalyst's Board of Directors. At this time, SAP America has not designated a member for Catalyst's Board.

     Agreements and Transactions with HLB Communications, Inc. HLB Communications, Inc. (HLB) performs professional communications services for Catalyst. Cheryl Treleaven is an Executive Vice President of HLB and the spouse of Mr. James Treleaven, Catalyst's president and chief executive officer. While Ms. Treleaven is an Executive Vice President of HLB, she has no equity interest in HLB. Ms. Treleaven is one of the HLB professionals that regularly works on our account. Catalyst paid HLB approximately $320,000 for its services in 2003. We believe that the terms of our agreement with HLB are no less favorable than what would be offered by another professional communications services company.

     Collateral Fee and Security Agreement. On March 17, 2003, Catalyst entered into a collateral fee and security agreement with Messrs. Carver, Coder, Mealy and Nelson, each of whom agreed to pledge securities in favor of Catalyst's bank lender as back-up collateral for the line of credit with that bank. Catalyst agreed to pay each pledgor a fee equal to 3 1/2% per year of the amount pledged, and granted them a security interest in Catalyst's accounts. The amount of securities pledged is as follows: Mr. Carver ($250,000), Mr. Coder ($125,000), Mr. Mealy ($500,000), and Mr. Nelson ($75,000). Mr. Mealy was the Board member responsible for arranging for, negotiating and finalizing this collateral fee and security agreement. In exchange for such services, Mr. Mealy received a fee of $20,000. This arrangement was terminated effective February 17, 2004, when the Company replaced this line of credit with a line of credit from Silicon Valley Bank.

     In September 2003, Catalyst sold 12% senior secured promissory notes aggregating $2,150,000 in principal. Purchasers of the notes included Mr. Mealy (who purchased a note totaling $1 million in principal), Mr. Carver (who purchased a note at the principal amount of $500,000), and Mr. Nelson (who purchased a note in the principal amount of $300,000), and a partnership of which certain family members of Mr. Coder are partners (also purchased a note in the principal amount of $125,000). Catalyst's obligations under each of these notes is secured by a lien on all assets of the Company, pursuant to a security agreement under with Mr. Mealy serves as collateral agent. This lien is subordinated to the lien of Silicon Valley Bank, with which the company has a $3 million line of credit. In connection with the purchase of such notes, the purchasers also purchased warrants, which entitle the holders thereof to purchase up to an aggregate of 739,437 shares of Catalyst common stock at an exercise price per share of $1.42. Mr. Mealy purchased a warrant for 352,112 shares of common stock, Mr. Carver purchased a warrant for 176,056 shares on common stock, Mr. Nelson purchased a warrant for 105,634 shares of common stock and the partnership of which family member of Mr. Coder are partners purchased a warrant for 44,014 shares of common stock.

Performance Graph

     The following graph compares cumulative total shareholder return of our common stock with the cumulative total return of the Nasdaq Stock Market® Index during the past five fiscal years. In addition, the graph also compares our performance to that of the Nasdaq Computer and Data Processing Stock Index. The graph assumes that the value of the investment in the common stock and each index was $100 on December 31, 1998 and that all dividends were reinvested. We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future.

Measurement Period	Catalyst International, Inc. ($)	Nasdaq Stock Market (U.S. Companies) ($)	Nasdaq Computer and Data Processing Stocks ($)
12/31/98	100	100	100
12/31/99	106	185	220
12/31/00	40	112	101
12/31/01	22	89	82
12/31/02	4	61	56
12/31/03	13	95	68

PROPOSAL TWO
RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the audit committee and subject to ratification by the shareholders at the Annual Meeting, the Board of Directors has appointed Ernst & Young LLP, an independent public accounting firm, to audit the financial statements for the year ending December 31, 2004. Ernst & Young LLP has been our auditors since 1993. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

     Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for (1) the audit of our financial statements as of and for the year ended December 31, 2003, (2) the review of the financial statements included in our Form 10-Q filings for 2003, (3) statutory audits for our foreign location and (4) consents and other services related to Security and Exchange Commission matters, were $169,400. The aggregate fees billed for professional services rendered by Ernst & Young LLP for (1) the audit of our financial statements as of and for the year ended December 31, 2002, (2) the review of the financial statements included in our Form 10-Q filings for 2002, (3) statutory audits for our foreign location and (4) consents and other services related to Security and Exchange Commission matters, were $160,250.

     Audit-Related Fees. The aggregate fees billed in 2003 and 2002 for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements, were $74,980 and $1,425, respectively. Services rendered in this category consisted of accounting consultations and acquisition due diligence.

     Tax Fees. The aggregate fees billed in 2003 and 2002 for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning, were $23,550 and $27,405, respectively. Services rendered in this category consisted of tax compliance, including federal and state tax return preparation, and advice and assistance in evaluating the tax treatment of a cash dividend to shareholders.

     All Other Fees. There were no fees billed in 2003 and 2002 for products and services provided by Ernst & Young LLP, other than services reported above.

     All of the services preformed by the independent auditors were pre-approved by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with Ernst & Young LLP's independence and satisfied itself as to the auditors' independence.

Board of Directors Recommendation

     The Board of Directors recommends you vote FOR the ratification of the appointment of Ernst & Young LLP and your proxy will be so voted unless you specify otherwise.

Audit Committee Report

     The audit committee oversees Catalyst's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Catalyst's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors' independence from management and Catalyst including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     The audit committee discussed with Catalyst's independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of the auditors examination, their evaluation of Catalyst's internal controls, and the overall quality of Catalyst's financial reporting.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The audit committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of Catalyst's independent auditors.
Respectfully submitted,

Roy J. Carver, Chairman Terrence L. Mealy William Nelson

SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the By-Laws, nominations (other than by or at the direction of the Board of Directors) of candidates for election as directors at the 2005 Annual Meeting of Shareholders and other proposals to be submitted for consideration at the 2005 Annual Meeting of Shareholders must be received no later than March 26, 2005 and must otherwise be in accordance with the requirements of the By-Laws. To be considered for inclusion in the Proxy Statement for Catalyst's 2005 Annual Meeting of Shareholders, shareholder proposals must be received no later than January 17, 2005. Such nominations or proposals must be submitted to our principal executive offices: Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, Attention: Corporate Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

     Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     The expense of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by us. No solicitation other than by mail is contemplated, except that our officers, employees, or agents may solicit the return of proxies from certain shareholders by telephone, personal solicitation, or facsimile.

     Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission at no cost by writing to the Investor Relations Department, Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223 or on Catalyst's web site at www.catalystwms.com. Exhibits to Form 10-K will be furnished upon payment of reasonable expenses in furnishing the exhibits.
By Order of the Board of Directors,

/s/ Mark T. Ehrmann Mark T. Ehrmann, Secretary

Annex A

Catalyst International, Inc.
Audit Committee Charter

Organization

This Charter governs the operations of the audit committee (the "Committee") of Catalyst International, Inc. (the "Company"). The Committee shall review and reassess this Charter at least annually and submit it for approval by the Board of Directors of the Company (the "Board"). The Committee shall be comprised of at least three (3) directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Committee), and at least one member will have accounting or related financial management expertise.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling the Board's oversight responsibility to the shareholders, potential shareholders, investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the directors, the independent auditors, the internal auditors, and the management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

Responsibilities

The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of the Committee's activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

In carrying out these responsibilities, the Committee will:

  Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries;
  Have a clear understanding with the independent auditors that they are ultimately accountable to the Board and the Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate the auditors' services;
  Contract directly with the independent auditors for audit services required by the Company. All engagement contracts and fee structures should be approved by the Committee prior to the Company's annual shareholders' meeting.
  Meet with the independent auditors and management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors' compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors;
  Review with the independent auditors, any of the Company's internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper or create a conflict of interest. Further, the Committee periodically should review Company policy statements to determine their adherence to the code of conduct.
  Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.
  Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.
  Inquire of management, any of the Company's internal auditors, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.
  Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan and hold a teleconference with the internal auditors prior to each regularly scheduled Committee Meeting to identify and discuss required agenda items for the upcoming meeting.
  Review the quarterly financial statements with management and the independent auditors prior to the filing of each Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors. The chair of the Committee may represent the entire Committee for purposes of this review.
  Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.
  Review with management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors.
  Review with financial management and the independent auditors their judgments about the quality of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.
  Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.
  Review accounting and financial human resources and succession planning within the Company.
  Report the results of the annual audit to the Board. If requested by the Board, invite the independent auditors to attend the full Board meetings to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).
  On an annual basis, obtain from the independent auditors a written communication delineating all of their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors.
  Review the report of the Committee in the annual report to shareholders and the Annual Report on Form 10-K disclosing whether or not the Committee had reviewed and discussed with management and the independent auditors, as well as discussed within the Committee, the financial statements and the quality of accounting principles and significant judgments affecting the financial statements. In addition, disclose the Committee's conclusion on the fairness of presentation of the financial statements in conformity with GAAP based on those discussions.
  Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the full Board.
  Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.
  Review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year and in addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

Catalyst International, Inc.                                                                                                                             PROXY

This Proxy is Solicited on Behalf of the Board of Directors of
Catalyst International, Inc.

Annual Meeting of Shareholders - June 24, 2004

     The undersigned hereby appoints Douglas B. Coder and Mark T. Ehrmann, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated hereon, all of the shares of common stock of Catalyst International, Inc. held of record by the undersigned on April 27, 2004, at the 2004 Annual Meeting of Shareholders of Catalyst International, Inc. to be held on June 24, 2004 or at any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be a vote "FOR" (i) the election of Mr. Carver as Class III Director, and (ii) the ratification of Ernst & Young LLP as the independent auditors for 2004.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

CATALYST INTERNATIONAL, INC. 2004 ANNUAL MEETING
1.	Election of Directors - the Board recommends that you vote for Mr. Carver to serve as Class III director for a term expiring at the 2007 Annual Meeting of Shareholders.
		1 - Roy J. Carver	For	Withhold
(Instructions: Please vote for ONE individual only.)
			[_]	[_]

2.	Ratification of Auditors - the Board recommends that you vote FOR the appointment of Ernst & Young LLP as the independent auditors for 2004.
	Ratification of Ernst & Young LLP as Auditors		For	Against	Abstain
			[_]	[_]	[_]
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Check appropriate box Indicate changes below: Address Change? [_]	Date Name Change? [_]	NO. OF SHARES

SIGNATURE(S) IN BOX
Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.